Exhibit 10.24

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement ("Agreement"), made on December 8, 2003, is entered into by and between ICO, Inc., a Texas corporation, and its subsidiaries and affiliates (the "Company"), and Charlotte J. Fischer, a Texas resident ("Employee").

1. Paragraph 3.3, subsection (b) of the Employment Agreement is hereby amended, effective as of December 5, 2003, to read as follows:

(b)  Retirement. "Retirement" shall mean either (i) Employee's retirement at or after normal retirement age (either voluntarily or pursuant to Company's retirement policy), or (ii) the voluntary termination of Employee's employment by Employee in accordance with Company's early retirement policy.

2. Paragraph 3.3, subsection (e) of the Employment Agreement is hereby amended, effective as of December 5, 2003, to read as follows:

(e)  Termination of Employee’s employment by the Company for Cause. For purposes of this Agreement, the term "for cause" includes (i) acts of dishonesty or fraud; (ii) knowing violations of any written policy of Company or applicable to the Company’s operations; (iii) violations of applicable laws, rules or regulations that expose Company to damages or liability; (iv) breach of fiduciary duty; or (v) conviction of a felony. If the Company terminates Employee’s employment for Cause, the Company shall provide Employee with a Notice of Termination that states the basis for the Company’s decision to terminate Employee for Cause.

3. All terms and conditions in the Employment Agreement that are not amended or supplemented pursuant to paragraphs 1 and 2 above continue to be in full force and effect between Employee and ICO, Inc.

AGREED AND ACCEPTED:

ICO, INC.

By:	/s/ Christopher N. O’Sullivan	/s/ Charlotte J. Fischer

Printed Name:	Christopher N. O’Sullivan	Charlotte J. Fischer
Title:	Chairman and President